UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2014
Northern Tier Energy LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35612 (Commission File Number)	80-0763623 (I.R.S. Employer Identification No.)

1250 W. Washington Street, Suite 300 Tempe, Arizona (Address of principal executive offices)	85281 (Zip Code)

Registrant’s telephone number, including area code: (602) 302-5450
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination of a Material Definitive Agreement.
On September 21, 2014, J.P. Morgan Commodities Canada Corporation (“JPM CCC”) and St. Paul Park Refining Co. LLC (“SPPRC”), a wholly owned subsidiary of Northern Tier Energy LLC (“NTE”), which is a wholly owned subsidiary of Northern Tier Energy LP (“Northern Tier”), mutually agreed to terminate the Amended and Restated Crude Oil Supply Agreement dated March 29, 2012, by and between JPM CCC and SPPRC (the “Crude Intermediation Agreement”) and certain supplemental and ancillary agreements, effective September 30, 2014 (the “Effective Date”). The parties have agreed, among other things, that (a) upon termination of the Crude Intermediation Agreement, SPPRC will purchase all crude oil inventories owned by JPM CCC as of the Effective Date that were acquired by JPM CCC for the purposes of servicing the Crude Intermediation Agreement, with title and risk of loss for such crude oil passing to SPPR at such time; and (b) certain customary indemnities under the Crude Intermediation Agreement will survive the termination of such agreement.
ITEM 8.01 Other Events.
On September 22, 2014, Northern Tier issued a press release announcing the pricing of an additional $75 million of aggregate principal amount of NTE’s and Northern Tier Finance Corporation’s, a wholly owned subsidiary of NTE, 7.125% Senior Secured Notes due 2020. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated September 22, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP
By: Northern Tier Energy GP LLC, its general partner

Date: September 25, 2014	By:	/s/ David Bonczek
David Bonczek
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated September 22, 2014.